Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AVON PRODUCTS, INC.

Under Section 807 of the
Business Corporation Law

FIRST:  The name of the corporation is Avon Products, Inc. (the “Corporation”).  The name under which the Corporation was formed is California Perfume Company, Inc.

SECOND:  The Certificate of Incorporation of the Corporation was originally filed with the Department of State of the State of New York on January 27, 1916.

THIRD:  Pursuant to an agreement and plan of mergers dated as of May 22, 2019, Nectarine Merger Sub II, Inc. merged into the Corporation on January 3, 2020 and, as a result of the merger and the other transactions contemplated by the agreement and plan of mergers, all of the issued and outstanding shares of the stock of the Corporation, being 550,890,788 shares of common stock of the Corporation, were cancelled and converted into (i) 100 shares of common stock owned by Nectarine Merger Sub I, Inc. and (ii) 1.34 shares of common stock owned by Avon International Operations, Inc.

FOURTH:  The restatement of the Certificate of Incorporation of the Corporation herein provided for was authorized by the written consent of the holders of outstanding shares of the Corporation entitled to vote on the said restatement of the Certificate of Incorporation having not less than the minimum requisite proportion of votes, which has been given in accordance with § 615 of the Business Corporation Law of New York. Written notice has been given as and to the extent required by § 615.

FIFTH:  The Certificate of Incorporation of the Corporation is hereby amended or changed to effect one or more changed authorized by the Business Corporation Law of the State of New York to: change the section formatting; delete the Article headers; to delete Articles III.A, III.B, IIIC (sic) and V; to change the capitalization of the Corporation by changing the number of authorized shares of stock of the Corporation from 1,525,000,000 shares (of which (i) 1,500,000,000 shares, par value $0.25 per share, are Common Stock and (ii) 25,000,000 shares, par value $1.00 per share, are Preferred Stock), to 1,000 shares of Common Stock of the Corporation, par value $0.01 per share; to change the name and address of the agent for service of process; and to change certain powers and rights to indemnification of the board of directors.

SIXTH:  In order to accomplish the foregoing:

i.	the Article headers are deleted;
ii.	Articles I, IV, II, III, VI, VIII and VII are redesignated paragraphs FIRST, SECOND, THIRD, FOURTH, SIXTH, SEVENTH, and NINTH respectively;
iii.
Articles III.A, III.B, IIIC (sic) and V relating to the Series B Junior Participating Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and the number of directors of the Corporation are deleted from the Certificate of Incorporation;

iv.
Article I (relating to the name of the Corporation) of the Certificate of Incorporation will be replaced in its entirety to read as set forth in paragraph “FIRST” of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”);

v.	Article IV (relating to the office of the Corporation) of the Certificate of Incorporation will be replaced in its entirety to read as set forth in paragraph “SECOND” of the Restated Certificate;
vi.	Article II (relating to the purposes of the Corporation) of the Certificate of Incorporation will be replaced in its entirety to read as set forth in paragraph “THIRD” of the Restated Certificate;
vii.
Article III (relating to the capital stock of the Corporation) of the Certificate of Incorporation will be replaced in its entirety to read as set forth in paragraph “FOURTH” of the Restated Certificate;

viii.	A new paragraph “FIFTH” is added to add provisions relating to the powers of the board of directors of the Corporation;
ix.
Article VI (relating to the election of directors of the Corporation) of the Certificate of Incorporation will be replaced in its entirety to read as set forth in paragraph “SIXTH” of the Restated Certificate;

x.
Article VIII (relating to the personal liability of the directors of the Corporation) of the Certificate of Incorporation will be replaced in its entirety to read as set forth in paragraph “SEVENTH” of the Restated Certificate;

xi.	A new paragraph “EIGHTH” is added to add provisions relating to the rights of the Corporation to amend the Restated Certificate; and
xii.
Article VII (relating to the agent for service of process of the Corporation) of the Certificate of Incorporation will be replaced in its entirety to read as set forth in paragraph “NINTH” of the Restated Certificate.

SEVENTH:  The Certificate of Incorporation of the Corporation is hereby restated as further amended or changed herein to read as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

AVON PRODUCTS, INC.

January 3, 2020

FIRST:  The name of the corporation is Avon Products, Inc. (the “Corporation”). The name under which the Corporation was formed is California Perfume Company, Inc.

SECOND:  The office of the Corporation is to be located in the County of Rockland, State of New York.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law as the same exists or may hereafter be amended (the “NYBCL”).  The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01.

FIFTH:  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH:  (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the NYBCL.

(2)(a)       Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving in any capacity at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the NYBCL.  The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the NYBCL.  The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

(b)          The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the NYBCL.

(3)          The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the NYBCL.

(4)          The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5)          Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the NYBCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(6)          If the NYBCL is amended hereafter to limit the liability of a director, then the liability of a person who is or was a director of the Corporation shall be deemed to be limited to the extent permitted by the NYBCL, as so amended.

EIGHTH:  The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the NYBCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

NINTH:  The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served; and the address to which the Secretary of State shall mail a copy of any process against the Corporation which may be served upon him pursuant to law is 1 Avon Place, Suffern, NY 10901.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation as of this 3rd day of January, 2020.

AVON PRODUCTS, INC.

By:	/s/ Ginny Edwards
Name: Ginny Edwards
Title: Vice President, Interim General Counsel
and Corporate Secretary